Exhibit 99.1

Franklin Wireless Corp.
2009 Stock Option Plan
(as amended, August 26, 2010)

1.  Purpose.  The Plan is intended to provide incentive to key employees and directors of the Company, to encourage proprietary interest in the Company, to encourage such key employees to remain in the employ of the Company, and to attract new employees with outstanding qualifications. The Plan permits the grant of Incentive Stock Options and Nonstatutory Stock Options

2.  Definitions.

(a)    “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.

(b)           "Board" shall mean the Board of Directors of the Company.

(c)           "Code" shall mean the Internal Revenue Code of 1986, as amended.

(d)           "Committee" shall mean the committee, if any, appointed by the Board in accordance with Section 4 of the Plan.

(e)           "Common Stock" shall mean the Common Stock of the Company.

(f)           "Company" shall mean Franklin Wireless Corp., a Nevada corporation.

(g)           "Disability" shall mean total and permanent disability as defined in Section 22(e) (3) of the Code, provided that in the case of Nonstatutory Stock Options, “Disability” shall mean the condition of an Employee who is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months.

(h)           "Employee" shall mean an individual who is employed (within the meaning of Code Section 3401 and the regulations thereunder) by the Company.

(i)           "Exercise Price" shall mean the price per Share of Common Stock, determined by the Board or the Committee, at which an Option may be exercised.

(j)           "Fair Market Value" shall mean the value of one Share of Common Stock, determined as follows:

(1)           If the Shares are traded any recognized exchange, the NASDAQ System, or the NASDAQ OTC-Bulletin Board, the closing price if one is available, or the mean between the bid and asked prices at the close of business on the date of valuation; or

(2)    If (1) does not apply, the fair market value as determined by the Board or the Committee in good faith.  Such determination shall be conclusive and binding on all persons.

(k)   “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(l)   “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(m)        "Option" shall mean any Incentive Stock Option or Nonstatutory Stock Option granted pursuant to the Plan.

(n)           "Optionee" shall mean a person who has received an Option.

(o)           "Plan" shall mean the Franklin Wireless Corp. 2008 Stock Option Plan, as it may be amended from time to time.

(p)           "Purchase Price" shall mean the Exercise Price times the number of Shares with respect to which an Option is exercised.

(q)           "Share" shall mean one share of Common Stock, adjusted in accordance with Section 9 of the Plan (if applicable).

3.  Effective Date.  The Plan was adopted by the Board on the date set forth below, which shall be the effective date of the Plan.

4.  Administration.  The Plan shall be administered by the Board, or by a committee appointed by the Board, which shall consist of not less than three members (the "Committee").  The Board shall appoint one of the members of the Committee, if there be one, as Chairman of the Committee.  If a Committee has been appointed, the Committee shall hold meetings at such times and places as it may determine.  Acts of a majority of the Committee at which a quorum is present, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.  The Board, or the Committee if there be one, shall from time to time at its discretion select the Employees or Directors who are to be granted Options, and determine the number of Options to be granted. A member of the Board or a Committee member shall in no event participate in any determination relating to Options held by or to be granted to such Board or Committee member.  The interpretation and construction by the Board, or by the Committee if there be one, of any provision of the Plan or of any Option granted thereunder shall be final.  No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder.

5.  Participation. The Optionees shall be such persons as the Board, or the Committee if there be one, may select from among the following classes of persons:

(1)    Employees of the Company (who may be officers, whether or not they are directors); and

(2)    Directors of the Company.

           Incentive Stock Options may be granted only to Employees. Nonstatutory Stock Options may be granted to Employees or Directors.

6.  Stock.  The stock subject to Options granted under the Plan shall be Shares of the Company's authorized but unissued or reacquired Common Stock.  The aggregate number of Shares which may be issued upon exercise of Options under the Plan shall not exceed 2,000,000 shares.  The number of Shares subject to Options outstanding at any time shall not exceed the number of Shares remaining available for issuance under the Plan.  In the event that any outstanding Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be made subject to any Option.  The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 9 hereof upon the occurrence of an event specified therein.

7.  Terms and Conditions of Options.

(a) Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Optionee during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(b) Term of Option. The term of each Option will be stated in the Award Agreement. In the case of an Incentive Stock Option, the term will be ten years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c) Option Exercise Price and Consideration. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Committee, subject to the following:

(1) In the case of an Incentive Stock Option:

(a) granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

(b) granted to any Employee other than an Employee described in paragraph (a) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2) In the case of a Nonstatutory Stock Option, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(d) Waiting Period and Exercise Dates. At the time an Option is granted, the Committee will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(e) Form of Consideration. The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of:

(1) cash;

(2) check;

(3) other Shares, provided Shares acquired directly or indirectly from the Company, (A) have been owned by the Optionee and not subject to substantial risk of forfeiture for more than six months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised;

(4) consideration received by the Company under a broker-assisted cashless exercise program;

(5) any combination of the foregoing methods of payment; or

(6) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws.

                                (f) Exercise of Option.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (1) notice of exercise (in such form as the Committee specify from time to time) from the person entitled to exercise the Option, and (2) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). Shares issued upon exercise of an Option will be issued in the name of the Optionee or, if requested by the Optionee, in the name of the Optionee and his or her spouse. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued.

Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

(g) Termination of Relationship with the Company. If an Optionee who is an Employee ceases to be employed by the Company for any reason other than his or her death or Disability, Optionee shall have the right, subject to the other restrictions herein, to exercise the Option at any time within thirty days after termination of employment, but only to the extent that, at the date of termination of employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised. If an Optionee who is a Director ceases to be a member of the Board of Directors for any reason, other than upon the death or Disability, such Optionee may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the date on which such Optionee ceases to be a member of the Board of Directors. Unless otherwise provided by the Committee, if on the date of termination the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Optionee does not exercise his or her Option within the time specified by the Committee, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(h) Death of Optionee.  If an Optionee dies while an Employee or a member of the Board of Directors, or after ceasing to be an Employee or member of the Board of Directors but during the period while he or she could have exercised the Option under the Plan and the Award Agreement, and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions elsewhere in this Plan, at any time within twelve  months after the Optionee's death, by the executors or administrators of his or her estate or by any person or persons who have acquired the Option directly from the Optionee by bequest or inheritance, but only to the extent that, at the date of death, the Optionee's right to exercise such Option had accrued.  The foregoing notwithstanding, the Committee may extend or otherwise modify the period of time specified herein during which the Option may be exercised following termination of Optionee's employment.

(i) Disability of Optionee.  If an Optionee who is an Employee ceases to be an Employee, or a Director ceases to be a member of the Board of Directors by reason of Disability, such Optionee shall have the right, subject to the restrictions elsewhere herein, to exercise the Option at any time within twelve months after termination, but only to the extent that, at the date of termination,  the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Award Agreement and had not previously been exercised. The Committee may extend or otherwise modify the period of time specified herein during which the Option may be exercised following termination.

(j) Term and Nontransferability of Options.  Each Option shall state the time or times, and the conditions upon which, all or part thereof becomes exercisable.  No Option shall be exercisable after the expiration of ten years from the date it was granted.  During the lifetime of the Optionee, the Option shall be exercisable only by the Optionee and shall not be assignable or transferable. In the event of the Optionee's death, the Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution.

(k) Rights as a Stockholder.  An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares.  No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued.

(l) Modification, Extension and Renewal of Option.  Within the limitations of the Plan, the Board, or the Committee if there be one, may modify, extend or renew outstanding Options or accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor.  The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

(m) Other Provisions.  The Award Agreements authorized under the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option) as the Committee shall deem advisable.

8.  Term of Plan.  Options may be granted pursuant to the Plan until the expiration of ten years from the effective date of the Plan.

9.  Recapitalizations.   The number of Shares covered by the Plan as provided in Section 6 hereof, the number of Shares covered by each outstanding Option and the Exercise Price thereof shall be proportionately adjusted for any increase of decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company.  Subject to any required action by stockholders, if the Company is the surviving Company in any merger or consolidation, each outstanding Option shall pertain and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled.  In the event of a merger or consolidation in which the Company is not the surviving Company, the date of exercisability of each outstanding Option shall be accelerated to a date prior to such merger or consolidation, unless the agreement of merger or consolidation provides for the assumption of the Option by the successor to the Company.  To the extent that the foregoing adjustments relate to securities of the Company, such adjustments shall be made by the Committee, whose determination shall be conclusive and binding on all persons.  Except as expressly provided in this Section 9, the Optionee shall have no rights by reason of subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another Company, and any issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option.  The grant of an Option pursuant to the Plan shall not affect in any way the right or power to the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business assets.

10.  Securities Law Requirements.

(a) Legality of Issuance.  The issuance of any Shares upon the exercise of any Option and the grant of any Option shall be contingent upon the following:

(1) the Company and the Optionee shall have taken all actions required to register the Shares under the Securities Act of 1933, as amended (the "Act"), and to qualify the Option and the Shares under any and all applicable state securities or "blue sky" laws or regulations, or to perfect an exemption from the respective registration and qualification requirements thereof;

(2) any applicable listing requirement of any stock exchange on which the Common Stock is listed shall have been satisfied; and

(3) any other applicable provision of state of Federal law shall have been satisfied.

(b) Restrictions on Transfer.  Regardless of whether the offering and sale of Shares under the plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Company may impose restrictions on the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Company and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Act but an exemption is available which required an investment representation or other representation, each Optionee shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Company and its counsel.  Any determination by the Company and its counsel in connection with any of the matters set forth in this Section shall be conclusive and binding on all persons.  Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law.

"THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT").  ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT."

(c) Registration or Qualification of Securities.  The Company may, but shall not be obligated to register or qualify the issuance of Options and/or the sale of Shares under the Act or any other applicable law.  The Company shall not be obligated to take any affirmative action in order to cause the issuance of Options or the sale of Shares under the plan to comply with any law.

(d) Exchange of Certificates.  If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but lacking such legend.

11. Tax Withholding.

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require an Optionee to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Optionee’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b) Withholding Arrangements. The Company, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit an Optionee to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

12. Change in Control-Acceleration of Vesting.

(a) Acceleration. In the event of a Change of Control (as defined below), then the vesting of all shares covered by any options granted under this Plan and held by all individuals who are immediately prior to the time of the Change of Control current employees or directors of the Company or any Affiliate shall accelerate in full and such options shall immediately become exercisable in full.

(b)  Definition. For purposes of this Plan, the term “Change of Control” is defined as: (i) a sale of sixty percent or more of the assets of the Company; (ii) a merger or consolidation involving the Company in which the Company is not the surviving corporation and the shareholders of the Company (determined immediately prior to the completion of such transaction) hold, directly or indirectly, less than fifty percent of the beneficial ownership  of the securities of the surviving corporation (excluding any shareholders who possessed a beneficial ownership interest in the surviving corporation prior to the completion of such transaction); (iii) a reverse merger involving the Company in which the Company is the surviving corporation but the shares of common stock of the Company (the "Common Stock") outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and the shareholders of the Company (determined immediately prior to the completion of such transaction) hold, directly or indirectly, less than fifty percent of the beneficial ownership of the surviving entity or, if more than one entity survives the transaction, the controlling entity; (iv) an acquisition by any person, entity or group representing at least fifty percent  of the combined voting power entitled to vote in the election of directors; or (v) in the event that the individuals who are members of the Board of Directors immediately prior to an election of directors cease for any reason to constitute at least fifty percent of the Company’s Board immediately thereafter.

(c) Timing and Notice. In the event of a Change of Control transaction that is approved by the Board of Directors prior to its consummation, the Company shall, at least fifteen days prior to such Change of Control (or, if later, immediately following approval of such transaction by the Board), notify in writing all directors employees of the Company holding options covered by this Plan of such Change of Control and of the acceleration of the vesting of the shares covered by the options held by such employees. Such notice shall give such employees and directors the right to exercise their options immediately prior to the Change of Control. Such acceleration of vesting and right to exercise shall be conditioned upon the consummation of the transaction constituting the Change of Control. In the event any surviving or acquiring corporation assumes any options covered by the provisions of this Plan or substitutes similar options for the options covered by the provisions of this Plan, then, to the extent not exercised prior to the Change of Control, such options that are assumed or substituted by the surviving or acquiring corporation shall be fully vested as of the time of the Change of Control and at all times thereafter.

(d) Interpretation.  The Company shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan, and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan.

13. Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve months after the date the Plan is adopted; provided, however, that if no such approval is obtained, this Plan will remain in full force and effect, but all Incentive Stock Options shall become Non-Statutory Options.

14.  Amendment of the Plan.  The Board may from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the plan or revise or amend it in any respect whatsoever.

15.  Execution.  To record the adoption of the Plan in the form set forth above by the Board, the Company has caused this Plan to be executed in the name and on behalf of the Company where provided below by an officer of the Company thereunto duly authorized.